Exhibit 10.5

Shareholders’ Agreement

This agreement is dated September 2, 2019

PARTIES

(1) Autobacs Seven Co., Ltd. (AB7; Part 1 of Schedule 1).

(2) Mr. Jiang Haitao (Mr. Jiang) and Ms. Zhong Lianhua (Ms. Zhong) (collectively Founders; Part 2 of Schedule 1).

(3) OCEAN WAVE HOLDING LIMITED (BVI-1) and LOTUS RAY HOLDING LIMITED(BVI-2) (Part 3 of Schedule 1).

(4) Car House Holding Co., Ltd. incorporated and registered in British Virgin Islands with company number 2001378 whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (Company; Part 1 of Schedule 2).

(5) Car House Group Limited incorporated and registered in Hong Kong with company number 2780456 whose registered office is at Room 1106, Cheuk Nang Centre, 9 Hillwood Road, Tsim Sha Tsui, Kowloon, Hong Kong (HK Co; Part 2 of Schedule 2).

(6) Guangdong Car House Electronic Commerce Technology Co., Ltd. incorporated and registered in China with registration number 91441900764929776P whose registered office is at Building 3, No. 16, Science and Technology 4 Road, Songshanhu High-tech Industrial Development Zone, Dongguan City, GUANGDONG CHINA (AICHE; Part 2 of Schedule 2).

BACKGROUND

(A)  The Company is a private company limited by shares, the brief particulars of which are set out in Part 1 of Schedule 2.

(B)  As of the date of this agreement, the total number of shares issued by the Company is 50,000 shares; BVI-1 holds 48,000 shares and BVI-2 holds 2,000 shares. All shares of the Company are validly issued. The shares issued by the Company are ordinary shares only, and the Company does not issue shares other than ordinary shares. After the transfer of the Company’s shares from BVI-1 to AB7 pursuant to the Share Purchase Agreement, BVI-1 will hold 43,000 shares, BVI-2 will hold 2,000 shares and AB7 will hold 5,000 shares. After the completion of the subscription for new shares in the Company by AB7 pursuant to the Investment Agreement, BVI-1 will hold 43,000 shares, BVI-2 will hold 2,000 shares and AB7 will hold 11,250 shares.

(C) The Company is the legal and beneficial owner of HK Co. All of the shares of HK Co are one hundred (100) % owned and comprise the entire issued share capital of HK Co. As of the date of this agreement, HK Co and AB7 are the legal and beneficial owners of the equity interests in AICHE. Ninety (90) % of the equity interests in AICHE are owned and fully paid by HK Co and the remaining ten (10) % of the equity interests in AICHE are owned and fully paid by AB7. After the transfer of AICHE’s shares between AB7 and HK Co pursuant to the Share Purchase Agreement, HK Co will hold all of the equity interests in AICHE.

(D) The Company and each of its Subsidiaries will carry on business on the terms and conditions of this agreement.

(E)  AB7, BVI-1, BVI-2 and the Founders will exercise their rights in relation to the Company and its Subsidiaries in accordance with the terms and conditions of this agreement.

AGREED TERMS

1.  INTERPRETATION

1.1  The following definitions and rules of interpretation apply in this agreement.

AB7’s Option Period: has the meaning given in Clause 11.1.5.

AB7 Director: any director appointed to the Board by AB7.

BVI-1 Director: any director appointed to the Board by BVI-1.

Board: the board of directors of the Company as constituted from time to time.

Business: has the meaning given in Clause 2.

Business Day: a day (other than a Saturday or Sunday) when banks in British Virgin Islands and China are open for business.

Business Plan: has the meaning given in Clause 8.

BVI-1’s Option Period: has the meaning given in Clause 11.2.3.

Competitive Business: has the meaning given in Clause 7.1.

Compensation: has the meaning given in Clause 15.1.

Confidential Information: has the meaning given in Clause 17.

Control: in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

a.	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

b.	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate.

Damages: has the meaning given in Clause 15.1.

Effective Date: has the meaning given in Clause 22.1.

Eligible Director: any Eligible AB7 Director or Eligible BVI-1 Director (as the case may be).

Eligible AB7 Director: an AB7 Director who would be entitled to vote on a matter at a meeting of the Board (but excluding any AB7 Director whose vote is not to be counted in respect of the particular matter).

Eligible BVI-1 Director: a BVI-1 Director who would be entitled to vote on the matter at a meeting of the Board (but excluding any BVI-1 Director whose vote is not to be counted in respect of the particular matter).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Financial Year: in relation to the Company, means its financial accounting period of twelve (12) months ending on the date of June 30 each year; in relation to the Subsidiaries of the Company, means its financial accounting period of twelve (12) months ending on the date of December 31 each year.

Framework Agreement: the agreement entitled “Beiwanglu” executed between AICHE, Mr. Jiang, Ms. Zhong, and AB7 dated April 1, 2019.

Group: in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

Intellectual Property: patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Investment Agreement: the Investment Agreement dated September 2 , 2019 entered into by the Company, AB7, AICHE, and Mr. Jiang.

Indemnification Creditor: has the meaning given in Clause 15.4.

Indemnification Obligator: has the meaning given in Clause 15.4.

Non-capital-relationship Related Companies: has the meaning given in Clause 9.1.

Notice of AB7: has the meaning given in Clause 11.1.6.

Notice of BVI-1: has the meaning given in Clause 11.2.3.

Notice of Claims: has the meaning given in Clause 15.4.

Objection Notices: has the meaning given in Clause 15.4.

Original Shareholders Agreement: the Shareholders Agreement dated September 5, 2017 entered into by the Founders, AB7, and AICHE relating to AICHE.

Potential Purchaser: has the meaning given in Clause 12.1.

Potential Seller: has the meaning given in Clause 12.1.

Reserved Matters: the matters listed in Schedule 3.

Right of First Refusal of AB7: has the meaning given in Clause 11.1.3.

Right of First Refusal of BVI-1: has the meaning given in Clause 11.2.2.

Right of Preferential Sale of AB7: has the meaning given in Clause 11.1.4.

Right of Compulsory Sale: has the meaning given in Clause 13.1.

Right of Particular Compulsory Sale: has the meaning given in Clause 13.2.

Shareholders: the holders of shares in the Company.

Share Purchase Agreement: the share purchase agreement for the transfer of the Company’s shares executed between AB7, ☐ BVI-1, BVI-2 and HK Co dated September 2, 2019.

Subsidiary: in relation to a company wherever incorporated (the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either:

a.	a majority of the voting rights exercisable at general meetings of the company; or

b.	the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company,

and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company.

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to that company as it is at that time.

Subject Shares: has the meaning given in Clause 11.2.2.

Transfer etc. of Shares: has the meaning given in Clause 11.1.1.

Transfer Notice of AB7: has the meaning given in Clause 11.2.1.

Transfer Notice of BVI-1, etc.: has the meaning given in Clause 11.1.2.

Listing: the successful application and admission of all or any of the shares in the capital of the Company, or securities representing such shares (including American depositary receipts, American depositary shares and/or other instruments) to the Nasdaq National Stock Market of the Nasdaq Stock Market Inc.

1.2 Clause, Schedule and paragraph headings do not affect the interpretation of this agreement.

1.3 References to clauses and Schedules are to clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5 A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7 Unless the context otherwise requires, a reference to one (1) gender shall include a reference to the other genders.

1.8 A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9 Unless expressly provided otherwise in this agreement, a reference to writing or written excludes fax and e-mail.

1.10 Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11 Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.12 References to a document in agreed form are to that document in the form agreed by the parties and initialed by them or on their behalf for identification.

1.13 A reference to a law is a reference to it as amended, extended or re-enacted from time to time, provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.14 A reference to a law shall include all subordinate legislation made from time to time under that law.

1.15 Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.16 Any obligation on a person not to do something includes an obligation not to allow that thing to be done.

1.17 References to times of the day are, unless the context requires otherwise, to British Virgin Islands time and references to a day are to a period of twenty-four (24) hours running from midnight on the previous day.

2. BUSINESS OF THE COMPANY

2.1 The following is the Business of the Company and its Subsidiaries (Business):

(a) online sales of auto maintenance products, auto interior accessories, auto parts, and auto electronic products;

(b) engagement in the development of network technology and information technology;

(c) sales of auto accessories via mobile Internet;

(d) research and development, manufacture, processing and sales of auto perfumes, aromatherapy products for household, shampoos, body washes, hair conditioners, toothpastes, soaps, flavour enhancers, body perfumes, essential oils, air purifiers, aromatherapy machines, humidifiers, air fresheners, dehumidifiers, mosquito repellents and insecticidal products, cleaning products, everyday chemical products, daily necessities, plastic products, mobile phone accessories and crafts (excluding ivory and its products);

(e) sales of canned lubricating oils, electronic cigarettes (excluding tobacco and tobacco products), explosion-proof membranes, invisible car covers, and energy saving and emission reduction accessories for automobile engines;

(f) equity investment, venture capital investment, enterprise marketing planning, advertising agency and advertisement release, enterprise management consulting, and copyright services; and

(g) import and export of goods.

2.2 Each party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the Company and each of its Subsidiaries.

3. MATTERS REQUIRING CONSENT OF SHAREHOLDERSAND SHAREHOLDERS MEETING

3.1 Each party shall procure that the Company and each of its Subsidiaries shall not, without the prior written approval of BVI-1, BVI-2, and AB7, carry out any of the Reserved Matters which are set out in Schedule 3.

3.2 The parties shall ensure that at least twenty (20) Business Days’ notice of a meeting of Shareholders which specifies the date, time and place of the meeting is given to Shareholders accompanied by:

(a) an agenda specifying in reasonable detail the proposals and any other matters to be raised at the meeting; and

(b) copies of any papers to be discussed at the meeting.

3.3 The meeting minutes of the meeting of Shareholders and all notices and materials provided under Clause 3.2 shall be in English.

3.4 Upon the written request of Shareholders entitled to exercise ten (10) % or more of the votes of the outstanding voting shares in the Company, the directors of the Company shall convene a meeting of Shareholders.

4. DIRECTORS AND MANAGEMENT

4.1 The Board has responsibility for the supervision and management of the Company and its Business, subject to Clause 3.

4.2 The term of directors of the Company shall be three (3) years. There shall be seven (7) directors on the Board made up of four (4) independent directors and three (3) non-independent directors. One (1) of the seven (7) directors shall be AB7 Director. After the completion of the subscription for new shares in the Company by AB7 pursuant to the Investment Agreement, and in case there are seven (7) or more non-independent directors on the Board, AB7 shall have the right to appoint up to two (2) AB7 Directors in total. Notwithstanding the foregoing, at its discretion AB7 may decide to appoint only one (1) AB7 Director or not to appoint any person as director of the Company, and under such circumstances BVI-1 shall appoint the corresponding number of director(s) as BVI-1 Directors.

4.3 The chairman of the Board shall not have a casting vote. The remuneration package of the directors and supervisors (if any) of the Company and each of its Subsidiaries shall be proposed by Mr. Jiang and approved by BVI-1, BVI-2, and AB7 in writing pursuant to Clause 3.1.

4.4 AB7 shall have the right to appoint two (2) representatives to attend as observers at each and any meeting of the Board and at each and any meeting of any committee of the directors. The observer shall be entitled to receive notice of, and attend and speak at, all meetings of directors and meetings of any committee of the directors and to receive copies of all board papers as if a director, but shall not be entitled to vote on any resolutions proposed. Notwithstanding the forgoing, each director of the Company shall respect the opinions of the observers. All expenses (including travel and accommodation) required for the observers to attend any meeting of the Board and any meeting of any committee of the directors shall be borne by AB7.

4.5 A party may appoint a director, and remove a director whom it appointed, by giving notice in writing to the Company and the Board. The appointment or removal takes effect on the date on which the notice is received by the Company or, if a later date is given in the notice, on that date. No party shall be entitled to remove a director appointed by the other party.

4.6 The parties intend there to be a meeting of directors at least once a quarter to be held. Any and all expenses (including travel and accommodation) required for a director to attend any meeting of the Board and any meeting of any committee of the directors shall be borne by the party appointing such director.

4.7 The parties shall ensure that at least twenty (20) Business Days’ notice of a meeting of directors which specifies the date, time and place of the meeting is given to all directors and any board observers appointed by AB7 entitled to receive notice accompanied by:

(a) an agenda specifying in reasonable detail the proposals and any other matters to be raised at the meeting or the committee meeting; and

(b) copies of any papers to be discussed at the meeting or the committee meeting.

4.8 A director may call a meeting of directors by sending written notice to all the other directors. Under such circumstance, the parties shall ensure that at least fourteen (14) Business Days’ notice of a meeting of directors which specifies the date, time and place of the meeting is given to all directors and any board observers appointed by AB7 entitled to receive notice accompanied by the materials specified under Clause 4.7.

4.9 The meeting minutes of the meeting of the directors and all notices and materials provided under Clause 4.7 and Clause 4.8 shall be in English.

4.10 A shorter period of notice of a meeting of directors may be given if at least one (1) AB7 Director and one (1) BVI-1 Director agree in writing.

4.11 The party removing a director appointed by it shall indemnify and keep indemnified the Company against any claim connected with the director’s removal from office.

4.12 Matters not on the agenda, or business conducted in relation to those matters, may not be raised at a meeting of directors unless all the directors present at the meeting agree in writing.

4.13 In the event that at least one (1) AB7 Director is on the Board, the quorum at any meeting of directors (including adjourned meetings) is one (1) Eligible AB7 Director (or alternate) and one (1) Eligible BVI-1Director (or alternate). No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

4.14 If a quorum is not present within thirty (30) minutes of the time specified for a directors’ meeting in the notice of the meeting then it will be adjourned for five (5) Business Days at the same time and place.

4.15 A meeting of directors shall be adjourned to another time or date at the request of any director of the Company present at the meeting. No business may be conducted at a meeting after such a request has been made. No more than one (1) such adjournment may be made in respect of a meeting.

4.16 Each party shall procure that the Company and each of its Subsidiaries shall not, without a Majority Board Resolution, carry out any of the matters which are set out in Schedule 4. For purpose of this agreement, the term “Majority Board Resolution” means, a resolution passed at a duly convened board meeting of the Company by majority vote of all the directors of the Company which should include at least one (1) vote of AB Director.

4.17 While operating the Company and each of its Subsidiaries, Mr. Jiang and the Company shall consult with AB7 or AB7 Directors prior to carrying out any of the matters which are set out in Schedule 5.

4.18 The parties shall procure that any resolutions or decisions of board of directors or any other internal organs of the Company or each of its Subsidiaries shall be made in compliance with the resolutions of the Board of the Company and the decisions made by BVI-1, BVI-2, and AB7 pursuant to Clause 3.1, and any resolutions or decisions made in breach thereof shall be deemed null and void.

4.19 The parties shall procure that BVI-1, BVI-2 and AB7 have the right to appoint directors of each of the Subsidiaries of the Company. The number of directors appointed by them shall be allocated in accordance with each investment ratio in the Company.

4.20 An action that may be taken by the directors or a committee of directors of the Company or any of its Subsidiaries at a meeting may also be taken by a resolution of directors or a resolution of a committee of directors consented to in writing or by telex, telegram, cable or other written electronic communication by all of the directors or by all members of the committee of directors of the Company or any of its Subsidiaries, as the case may be, without the need for any notice.

5. FINANCING FOR THE COMPANY

5.1 The Company may issue shares to the parties or any other third party only upon a prior written approval of BVI-1, BVI-2 and AB7 is obtained pursuant to Clause 3.1.

5.2 In the event that the shares in the Company would be issued pursuant to Clause 5.1, Mr. Jiang and the Company shall consult with AB7 on the subscriber, number of shares, price per share, and other major terms and conditions of the issuance of such shares.

5.3 In the event that the shares in the Company are to be issued pursuant to Clause 5.1, AB7 shall have the pre-emptive right to subscribe for such new shares in accordance with its percentage shareholdings in the Company. The time limit for exercising such right shall not exceed three (3) months from the day following the date of receipt of the issuance notice.

6. DUTIES OF MR. JIANG

6.1 Mr. Jiang shall be the director and chairman of the board of the directors of the Company and each of its Subsidiaries. As a director and the chairman of the Company and each of its Subsidiaries, Mr. Jiang shall diligently and faithfully perform his duties in compliance with the fiduciary duty of loyalty to the Company and each of its Subsidiaries.

6.2 Mr. Jiang shall not, without the prior written consent of AB7, resign from the director or the chairman of the Company or any of its Subsidiaries or refuse to be reappointed as a director or chairman of the Company or any of its Subsidiaries.

6.3 Mr. Jiang shall procure and ensure that the Company and each of its Subsidiaries shall at all times maintain their operation in compliance with this agreement and all the resolutions of the Board and the written approvals of Shareholders duly made.

7. RESTRICTIONS ON MR. JIANG

7.1 Mr. Jiang shall fully devote himself to his duties at the Company or its Subsidiaries, and shall not carry on or be engaged or interested in any business which directly or indirectly competes or is likely to compete with any part of the Business (Competitive Business) and shall not hold the office of director, supervisor, etc. of, or offer employment to, the company that performs such Competitive Business. Mr. Jiang shall not carry on or be engaged or interested in the Competitive Business through Ms. Zhong, other relatives of Mr. Jiang, any company Controlled by Mr. Jiang, or any other person or company that has close relationship with Mr. Jiang.

7.2 Neither Mr. Jiang nor any company Controlled by him shall, in the same area of business in which the Company or any of its Subsidiaries operates, deal with or seek the custom of any person that is, or was within the previous twelve (12) months, a client or customer of the Company or any of its Subsidiaries.

7.3 Neither Mr. Jiang nor any company Controlled by him shall enter into a contract for the services of, or attempt to solicit or seek to entice away from, the Company any individual who is, at the time of the offer or attempt a director, officer or employee holding an executive or managerial position with the Company or any of its Subsidiaries, or procure or facilitate the making of any such offer or attempt by any other person.

7.4 Neither Mr. Jiang nor any company Controlled by him shall, solicit or endeavour to entice away from the Company or any of its Subsidiaries any supplier who supplies, or has supplied within the previous twelve (12) months, goods AND/OR services to the Company or any of its Subsidiaries if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods AND/OR services to the Company or any of its Subsidiaries.

7.5 The undertakings in Clause 7 are given by Mr. Jiang to the others and to the Company and apply to actions carried out by Mr. Jiang (or any company Controlled by him) in any capacity and whether directly or indirectly, on Mr. Jiang’s (or his Controlling company’s) own behalf, on behalf of any other person or jointly with any other person.

7.6 Mr. Jiang shall, to the extent that he is able to do so, exercise all voting rights and other powers in relation to any company Controlled by him to procure that such companies comply with the terms of Clause 7.

8. BUSINESS PLAN

8.1 The Business Plan is an annual business plan for the Company and each of its Subsidiaries prepared by the Board and it shall include in relation to the Financial Year to which it relates:

(a) a monthly projected profit and loss account;

(b) an operating budget (including capital expenditure requirements) and balance sheet forecast; and

(c) a management report giving business objectives for the Financial Year.

8.2 The Business Plan for every Financial Year shall be:

(a) prepared by the Board at least by the end of the preceding Financial Year; and

(b) approved by the Majority Board Resolution as soon as possible after it has been prepared.

9. OTHER MATTERS REGARDING THE MANAGEMENT OF THE COMPANY AND ITS SUBSIDIRIES

9.1 Mr. Jiang and the Company shall procure that the Company and each of its Subsidiaries shall at all times:

(a) maintain accurate and complete book and any other accounting and financial records/statements in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in the U.S., China and other jurisdictions, as applicable, and in no event make two (2) versions of the same kind of records/statements; and only the financial information of the Company and any subsidiary that has capital relationship with it shall be included in the book and any other accounting and financial records/statements and in no event the financial information of any related company that does not have capital relationship with the Company (including but not limited to any company, other legal person, or entity that is run by Mr. Jiang, Ms. Zhong, or director, supervisor or employee of the Company or any of the Subsidiaries, which has/had transactions with the Company or any of its Subsidiaries) (Non-capital-relationship Related Companies) shall not be included in such book and any other accounting and financial records/statements.

(b) properly issue and acquire the receipts (“fapiao”) for all purchases, sales and any other transaction in accordance with the applicable laws and regulations.

(c) manage all its funds through the correct bank accounts in the name of the Company or any of its Subsidiaries.

(d) ensure the consideration, terms and conditions are reasonable according to the commercial customs when conducting transactions with Non-capital-relationship Related Companies (arm’s-length transactions) and enter into contracts including such reasonable consideration, terms and conditions.

(e) ensure the consideration, terms and conditions are reasonable and fair compared to those of any transaction with a third party (arm’s-length transactions), when conducting transactions with any director, supervisor, shareholder, employee of the Company or any of its Subsidiaries, any relative of such person, or any company that such person directly or indirectly invests in, holds the office of director or supervisor of, or offer employment to.

(f) comply with any applicable laws and regulations, memorandum or articles of associations, and internal rules.

(g) never give or accept illegal kickbacks and comply with any applicable laws and regulations relating to anti-bribery (including commercial bribery) and anti-corruption (including but not limited to Anti-Unfair Competition Law, Interim Provisions on Banning Commercial Bribery, and FCPA, UKBA or any other applicable foreign anti-bribery and anti-corruption laws).

(h) never enter into a business relationship with any anti-social forces and immediately sever such relationship if inadvertently entered into one.

(i) promptly submit to AB7: (i) a copy of the monthly trial balance sheet by the end of the following next month; (ii) the copies of the monthly financial statement, annual financial statement (including the audit report, balance sheet, profit and loss statement, cash flow statement, notes to financial statement (explanatory notes) and other financial documents required by applicable laws), and the tax returns as soon as possible after such documents have been prepared.

(j) comply with all laws and regulations relating to the Intellectual Property owned or used by it, properly manage such Intellectual Property .

9.2 In the event that any of the following events occurs or may occur, Mr. Jiang and the Company shall promptly give written notice to AB7:

(a) any of the matters set forth in Clause 14.2;

(b) instituting, settling or compromising any lawsuit, arbitration, meditation, or other dispute resolution proceedings or instituting any judicial or administrative procedures, involving the Company or any of its Subsidiaries;

(c) having a proposal in relation to amalgamation, merger, acquisition, business transfer or undertaking, division, or other company reorganization or capital corporation involving the Company of any of its Subsidiaries; and

(d) any administrative guidance or investigation by any competent authority involving the Company or any of its Subsidiaries.

9.3 Mr. Jiang and the Company shall, upon AB7’s request, allow AB7 and/or its authorised representatives to access, read and reproduce the books, records, contracts, meeting minutes, materials, computer files of the Company or any of its Subsidiaries, and to access and examine the offices, facilities and properties of the Company or any of its Subsidiaries, without any restriction.

10. DIVIDEND POLICY

10.1 To the extent permitted by any applicable law, and unless the parties agree otherwise in relation to any particular Financial Year, Mr. Jiang and the Company shall procure that AICHE shall distribute by way of dividend of less than thirty (30)% of the after-tax net profit of AICHE in relation to each Financial Year to the Company through HK Co, and the Company shall distribute such profit by way of dividend to each Shareholder in proportion to the number of shares held.

10.2 A distribution under Clause 10 in relation to any Financial Year shall be made within six (6) months of the day to which the audited accounts of distributing company (AICHE, HK Co, or the Company, as the case may be) for that Financial Year are prepared.

11. TRANSFER OF SHARES

11.1 Transfer by BVI-1, etc.

11.1.1 BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) may not create any Encumbrance over, transfer or otherwise dispose of its shares in the Company (or BVI-1 orBVI-2, as the case may be) (Transfer etc. of Shares) except:

(a) if AB7 gives prior written consent to such proposed Transfer etc. of Shares,

(b) when any share in the BVI-2 held by Ms. Zhong is to be transferred to Mr. Jiang or BVI-1.

11.1.2 In the event that BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) desires to carry out the Transfer etc. of Shares in accordance with the preceding clause, BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) shall give prior written notice (Transfer Notice of BVI-1, etc.) to AB7 (as the case may be) giving details of the proposed Transfer etc. of Shares including:

(a) the name of the other party to the proposed Transfer etc. of Shares;

(b) the number of shares subject to the proposed Transfer etc. of Shares;

(c) the price per share being offered;

(d) which subsection of the preceding clause that the proposed Transfer etc. of Shares would satisfy; and

(e) any other major terms and conditions.

11.1.3 In the event that BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) desires to carry out the Transfer etc. of Shares in accordance with the subsection (a) of Clause 11.1.1, AB7 shall have the option to purchase all of the shares that are proposed to be sold upon the same terms and conditions as outlined in the Transfer Notice of BVI-1, etc. (Right of First Refusal of AB7).

11.1.4 In the event that BVI-1 (or Mr. Jiang) intends to sell its shares in the Company (or the shares in BVI-1) in accordance with the subsection (a) of Clause 11.1.1, AB7 shall have the right to sell its shares in the Company to the prospective purchaser identified in the Transfer Notice of BVI-1, etc., upon the same terms and conditions as outlined in the same notice but in priority over the sales by BVI-1(Right of Preferential Sale of AB7).

11.1.5 In the event that BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) intends to carry out the Transfer etc. of Shares in accordance with the subsection (a) of Clause 11.1.1, AB7 shall select any of the following options and notify the issuer of the Transfer Notice of BVI-1, etc. of such selection within thirty (30) days from the day following the date of receiving such notice (AB7’s Option Period). The failure to give notice within the AB7’s Option Period shall be deemed to be consent to the corresponding Transfer etc. of Shares.

(a) exercising the Right of First Refusal of AB7, if applicable;

(b) exercising the Right of Preferential Sale of AB7, if applicable;

(c) consenting to the Transfer etc. of Shares; or

(d) opposing the Transfer etc. of Shares.

11.1.6 Based on the notice given by AB7 pursuant to Clause 11.1.5 (Notice of AB7), the Transfer etc. of Shares subject to the subsection (a) of Clause 11.1.1 shall be carried out in accordance with the following:

(a) In the event that subsection (a) of Clause 11.1.5 is indicated in the Notice of AB7, BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) shall sell all of the shares that are proposed to be sold to AB7 within thirty (30) days after the issuing date of Notice of AB7, upon the same terms and conditions as outlined in the Transfer Notice of BVI-1, etc.

(b) In the event that subsection (b) of Clause 11.1.5 is indicated in the Notice of AB7, AB7 shall sell its shares in the Company to the prospective purchaser identified in the Transfer Notice of BVI-1, etc. within thirty (30) days after the issuing date of Notice of AB7, upon the same terms and conditions as outlined in the same Transfer Notice of BVI-1, etc.

(c) In the event that subsection (c) of Clause 11.1.5 is indicated in the Notice of AB7, BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) shall carry out the Transfer etc. of Shares outlined in the Transfer Notice of BVI-1, etc.(as the case may be).

(d) In the event that subsection (d) of Clause 11.1.5 is indicated in the Notice of AB7, BVI-1(or Mr. Jiang) or BVI-2 (or Ms. Zhong) shall not carry out the Transfer etc. of Shares outlined in the Transfer Notice of BVI-1, etc. (as the case may be).

11.1.7 BVI-1(or Mr. Jiang), BVI-2 (or Ms. Zhong) and the Company shall procure that the transferee of the Transfer etc. of Shares carried out pursuant to subsection (a) of Clause 11.1.1, who is not a party hereto, assumes the obligations assumed by BVI-1 and Mr. Jiang under this agreement as designated by AB7, and shall procure that such transferee executes a written consent agreeing to be bound by such obligations.

11.1.8 When an appropriate Transfer Notice of BVI-1, etc. is provided to AB7, AB7 shall give prior written consent to the transfer of shares by BVI-1 to GAT POWER INTERNATIONAL LIMITED, IFRESH INTERNATIONAL LIMITED or HORWATH CAPITAL CONSULTANTS LIMITED that is contemplated under and in compliance with the Framework Agreement, and waive the rights under Clause 11.1.3 and Clause 11.1.4, and the parties agree that Clause 11.1.7 shall not apply to such transfer of shares. Only for the purpose of this Clause 11.1.8, it is deemed that the Transfer Notice of BVI-1 is duly made even if the notice does not include the information provided in Clause 11.1.2(c).

11.2 Transfer by AB7

11.2.1 In the event that AB7 intends to create any Encumbrance over, transfer or otherwise dispose of its shares in the Company, AB7 shall give a prior written notice (Transfer Notice of AB7) to BVI-1 giving details of the proposed transaction including:

(a) the name of the other party to the proposed transaction;

(b) the number of shares subject to the proposed transaction;

(c) the price per share being offered; and

(d) any other major terms and conditions.

11.2.2 In the event that AB7 intends to sell its shares in the Company (Subject Shares), but except when AB7 transfers its shares in the Company to its Subsidiary or affiliate, BVI-1 shall have the option to purchase all of the Subject Shares upon the same terms and conditions as outlined in the Transfer Notice of AB7 (Right of First Refusal of BVI-1).

11.2.3 When excising the Right of First Refusal of BVI-1, BVI-1 shall give notice to AB7 within thirty (30) days from the day following the date of receiving the Transfer Notice of AB7 (BVI-1’s Option Period) that it wishes to excise the Right of First Refusal of BVI-1 (Notice of BVI-1). The failure to give the Notice of BVI-1 within the BVI-1’s Option Period shall be deemed to be consent to the sale of Subject Shares by AB7.

11.2.4 In the event that BVI-1 gives the Notice of BVI-1 pursuant to the preceding clause, AB7 shall sell all of the Subject Shares to BVI-1 within thirty (30) days after receiving such notice, upon the same terms and conditions as outlined in the Transfer Notice of AB7.

11.3 Transfers After Listing

Unless otherwise agreed among the parties, after the Listing of the Company has been completed: When permitted under and in accordance with the listing rules and relevant laws and regulations, AB7 shall be entitled to at its discretion create any Encumbrance over, transfer or otherwise dispose of its shares in the Company, without the consent of BVI-1, BVI-2, the Founders, AICHE or any third party. However, in the event that AB7 intends to transfer its shares in the Company to a third party (except a Subsidiary or affiliate of AB7) through off-market transactions, if permitted under and in accordance with the listing rules and relevant laws and regulations, BVI-1(or Mr. Jiang) and AICHE shall have the option to purchase all of such shares proposed to be sold upon the same terms and conditions as agreed between AB7 and the third party

12. REQUEST FOR TRANSFER UPON THE OCCURANCE OF INHERITANCE

12.1 In the event that the inheritance of the shares held by Mr. Jiang or Ms. Zhong in BVI-1 or BVI-2 occurs, to the extent permitted by any applicable law, AB7, or Mr. Jiang (in the case of the shares in BVI-2) or Ms. Zhong (in the case of the shares in BVI-1) (Potential Purchaser) may request the party who has inherited the shares in BVI-1 or BVI-2 due to such inheritance (Potential Seller) to sell all of the shares held by Potential Seller in the Company. If more than one (1) Potential Purchaser make such request, the shares will be apportioned based on the number of shares owned by such Potential Purchasers. If the Potential Purchaser makes such request, the Potential Seller shall sell its shares in BVI-1 or BVI-2 as requested by the Potential Purchaser.

12.2 The purchase price (price per share) of the sale of shares conducted pursuant to the preceding clause shall be the amount designated by the Potential Purchaser pursuant to Clause 13.3.

13. COMPULSORY TRANSFERS

13.1 If anything referred to in this Clause 13.1 occurs, AB7 has the right to sell all or part of its shares in the Company to BVI-1 or Mr. Jiang (Right of Compulsory Sale). Where the Right of Compulsory Sale is exercised, BVI-1 or Mr. Jiang shall purchase all of the shares offered by AB7 within thirty (30) days after the notification date of exercising of such right.

(a) Mr. Jiang, Ms. Zhong, BVI-1, or BVI-2, the Company, or AICHE commits a breach of its obligations under this agreement, the Framework Agreement, the Share Purchase Agreement, or the Investment Agreement.

(b) the warranties, representations and undertakings given pursuant to Clause 4 of the Investment Agreement by the Company, AICHE and Mr. Jiang or given pursuant to the Share Purchase Agreement by the BVI-1 and BVI-2, is untrue, incorrect or breached.

(c) AICHE transfers or suspends operating all or substantial part of its existing business (e.g. the business of fragrances and apps), except when prior written consent of AB7 is obtained.

(d) this agreement is terminated pursuant to subsection (b) or (d) of Clause 14.1.

(e) an estimation by AB7 reveals any actual or potential occurrence of unrecorded liability of JPY five (5) million or more (including pending imposition of taxes) may materialize on the part of the Company or AICHE, and BVI-1 or Mr. Jiang is unable to cover such contingent liability within one (1) month.

13.2 If anything referred to in this Clause 13.2 occurs, AB7 has the right to sell all or part of its shares in the Company to BVI-1 or Mr. Jiang so that AB7 shall not need to treat the Company as an equity-method affiliate in accordance with the accounting rules applicable to AB7 (Right of Particular Compulsory Sale). Where the Right of Particular Compulsory Sale is exercised, BVI-1 or Mr. Jiang shall purchase all of the shares offered by AB7 within thirty (30) days after the notification date of exercising of such right.

(a) an unqualified opinion has not been issued for any Financial Year by an external independent auditor due to any reason in relation to the Company or any of its Subsidiaries.

(b) there is any reasonable suspect that an unqualified opinion would not be issued for any Financial Year by an external independent auditor due to any reason in relation to the Company or any of its Subsidiaries.

(c) there is any unduly or inappropriate performance or nonperformance of the Company or any of its Subsidiaries, any director, officer or other employees of such companies, or the auditors of such companies which causes AB7 or its auditors to have reasonable doubts on the book or any other accounting and financial records/statements of the Company or any of its Subsidiaries.

13.3 Where the Right of Compulsory Sale or the Right of Particular Compulsory Sale is exercised, the purchase price (price per share) of the shares to be sold pursuant to the Clause 13.1 and Clause 13.2 shall be one (1) of the following amounts designated by AB7:

(a) the amount of capital paid-in per share when the subscription of the shares in AICHE was conducted by AB7 pursuant to the original investment agreement dated September 5, 2017;

(b) the amount of capital paid-in per share when the subscription of newshares in the Company was conducted by AB7 pursuant to the Investment Agreement;

(c) the amount of net assets per share as calculated based on the net assets as recorded in the latest audited balance sheet of the Company;

(d) the price of per share of the latest transfer or issuance of shares in the Company; or

(e) the amount valuated by a third-party appraiser, such as a Chinese accounting firm or appraisal body, appointed by AB7 (not limited to those who have business bases only in China).

14. TERMINATION

14.1 This agreement shall terminate only upon the occurrence of any of the following events:

(a) AB7, Mr. Jiang, Ms. Zhong, BVI-1, BVI-2, and the Company have agreed in writing to terminate this agreement;

(b) When the dissolution of the Company or any of its Subsidiaries occurs (except dissolution for the purpose of amalgamation);

(c) AB7 no longer holds the shares in the Company; or

(d) This agreement is terminated pursuant to Clause 14.2 or Clause 14.3.

14.2 Irrespective of whether there is any reason attributable to Mr. Jiang, Ms. Zhong, BVI-1, BVI-2, or the Company, AB7 may terminate this agreement at any time by sending a written notice to the other parties upon the occurrence of any of the following events:

(a) Any of Mr. Jiang, Ms. Zhong, BVI-1, BVI-2 or the Company has failed to perform or observe the obligations under this agreement.

(b) Any of Mr. Jiang, Ms. Zhong, BVI-1, BVI-2, the Company or any of the Subsidiaries has violated any applicable laws or regulations.

(c) The Company or any Subsidiaries of the Company fail to operate in compliance with this agreement or any resolution of the Board or written approval of the Shareholders duly made.

(d) The Company or any of its Subsidiaries suspends or is unable to make any payment, or any bill or check made by such company has been dishonored.

(e) There is a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, company reorganization proceedings, special liquidation or similar legal insolvency proceedings for the Company or any of its Subsidiaries.

(f) There is a petition for attachment, seizure, freezing, property preservation, compulsory execution or public auction against the asset or account of the Company or any of its Subsidiaries.

(g) The Company or any of its Subsidiaries has been suspended from conducting transactions by a financial institution.

(h) There is a suspension of business, or revocation of approval (license) or registration issued by the competent authorities to the Company or any of its Subsidiaries.

(i) Any serious damage or loss is incurred to the Company or any of its Subsidiaries due to disasters or businesses other than force majeure, or any event that may cause such damage or loss occurs.

(j) BVI-1, BVI-2 or Mr. Jiang has failed to perform or observe the obligations under Clause 7 or 8 of the Share Purchase Agreement, or the condition prescribed in Clause 11.2 (c) of the Share Purchase Agreement is satisfied.

14.3 Mr. Jiang, Ms. Zhong, BVI-1, BVI-2, or the Company may terminate this agreement at any time by sending a written notice to the other parties upon the occurrence of any of the following events:

(a) There is a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, company reorganization proceedings, special liquidation or similar legal insolvency proceedings for AB7.

(b) AB7 has been suspended from conducting transactions by a financial institution.

(c) There is a suspension of business, or revocation of approval (license) or registration issued by the competent authorities toAB7.

14.4 On termination of this agreement, the following clauses shall continue in force:

(a) Clause 1 (interpretation);

(b) Clause 7 (restrictions on Mr. Jiang);

(c) Clause 14 (termination);

(d) Clause 15 (compensation);

(e) Clause 17 (confidentiality);

(f) Clause 21 (assignment and other dealings);

(g) Clause 22 (effective date and entire agreement);

(h) Clause 23 (variation and waiver);

(i) Clause 24 (costs);

(j) Clause 25 (no partnership or agency);

(k) Clause 27 (notices);

(l) Clause 28 (severance);

(m) Clause 31 (rights and remedies);

(n) Clause 32 (language); and

(o) Clause 33 (governing law and jurisdiction).

14.5 Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

14.6 A party shall cease to be a party to this agreement for the purpose of receiving benefits and enforcing its rights from the date that it ceases to hold (or beneficially own) any shares in the capital of the Company (but without prejudice to any benefits and rights enjoyed prior to such cessation).

14.7 If this agreement terminates each party shall, if requested by the other, procure that the name of the Company is changed to avoid confusion with the name of the party making the request.

15. COMPENSATION

15.1 Mr. Jiang, Ms. Zhong, BVI-1, BVI-2 and the Company shall indemnify or compensate AB7 for any damage, loss, costs or expense (including reasonable attorneys’ fees and other expenses for litigation; Damages) incurred by AB7 arising out of or in connection with any of the following events (Compensation) and Mr. Jiang, Ms. Zhong, BVI-1, BVI-2 and the Company shall at all times be jointly and severally liable for the obligations of Compensation.

(a) Any of Mr. Jiang, Ms. Zhong, BVI-1, BVI-2 or the Company has failed to perform or observe the obligations under this agreement.

(b) Any of Mr. Jiang, Ms. Zhong, BVI-1, BVI-2, the Company or any of the Subsidiaries has violated any applicable laws or regulations.

(c) Any Subsidiaries of the Company have failed to operate in compliance with this agreement or any resolution of the Board or written approval of the Shareholders duly made.

15.2 In the event AICHE incurs any Damages due to or in connection with any of the events described in the preceding clause, AB7 shall be entitled to regard one-fifth of the amount of such damage as the Damages of AB7.

15.3 AB7 shall indemnify or compensate Mr. Jiang, Ms. Zhong, BVI-1, BVI-2 and the Company for Damages they incurred where AB7 fails to perform or observe the obligations under this agreement.

15.4 In the case where a party which is entitled for the Compensation (Indemnification Creditor) requests the other party which is responsible for the Compensation (Indemnification Obligator) to provide the Compensation, the Indemnification Creditor shall provide the Indemnification Obligator with a document (Notice of Claims) specifying the reason for the request and the particulars and amount of the Damages (where the amount is not fixed, the amount may be a reasonably estimated amount) along with the specific facts on which the respective claims are based. The amount stated in the Notice of Claims shall not be understood as the maximum of the amount that may be claimed by the Indemnification Creditor.

If the Indemnification Obligator who received the Notice of Claims under the preceding paragraph objects to the content of the Notice of Claims, such Indemnification Obligator shall, within thirty (30) days from the date of receipt of the Notice of Claims, deliver to the Indemnification Creditor a document specifying and describing the content and reasons of the objection together with the specific facts on which it is based (Objection Notices). If the Indemnification Obligator fails to issue the Objection Notices to the Indemnification Creditor within the said time limit, the Indemnification Obligator shall be deemed to have accepted the content of the Notice of Claims without objection. The Indemnification Obligator shall pay the amount stated in the Notice of Claims within fifteen (15) days from the date of acceptance of the Notice of Claims.

16. IMPLEMENTATION OF AGREEMENT

16.1 Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the Company and the Subsidiaries to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of this agreement.

16.2 The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the memorandum or articles of association of the Company or any of its Subsidiaries to the extent necessary to permit the Company and each of the Subsidiaries and their Business to be administered as provided in this agreement. If any part of this agreement could not take effect due to any term of memorandum or articles of association of the Company or any of its Subsidiaries, AB7 may reasonably request to amend the relevant memorandum or articles of association, and BVI-1, BVI-2, the Founders and the Company shall exercise their powers of voting and any other rights and powers they have to amend such memorandum or articles of association in accordance with AB7’s request.

16.3 The Company, BVI-1, BVI-2 and Founders represent, warrant and guarantee that AB7 fully holds and enjoys the same rights and interests as a shareholder under this agreement even while the shares of the Company held by AB7 are not fully paid, as if the shares were fully paid. The Company, BVI-1, BVI-2 and Founders shall take any and all actions necessary or appropriate to ensure that AB7 holds and fully enjoys such right and interests. The Company shall not, and BVI-1 and Mr. Jiang shall not or not allow the Company to, forfeit the shares of the Company held by AB7 or restrict, impair or abridge any right in the shares of the Company held by AB7 in any manner.

17. CONFIDENTIALITY

17.1 In this clause, Confidential Information means any information (however recorded or preserved) which:

(a) either party may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, product information, know-how, designs, trade secrets or software of the Company and each of the Subsidiaries (including, without limitation, any information provided pursuant to Clause 9);

(b) either party or any member of its Group may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, product information, know-how, designs, trade secrets or software of the other party or any member of the other party’s Group, as a consequence of the negotiations relating to this agreement or any other agreement or document referred to in this agreement or the performance of this agreement or any other agreement or document referred to in this agreement;

(c) relates to the existence and contents of this agreement (or any agreement or arrangement entered into pursuant to this agreement); or

(d) relates to the existence of the negotiation in relation to this agreement, the contents and the process of such negotiation,

but excludes the information in Clause 17.2.

17.2 Information is not Confidential Information if:

(a) it is or becomes generally available to the public (other than as a result of its disclosure in breach of this agreement);

(b) a party can establish to the reasonable satisfaction of the other party that it found out the information from a person not connected with the other party or its Group and that such person is not under any obligation of confidence in respect of the information;

(c) a party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

(d) the parties agree in writing that it is not confidential.

17.3 Each party shall at all times keep confidential (and ensure that its employees, agents, companies Controlled by such party and the employees and agents of such companies, and the Company shall keep confidential) any Confidential Information and shall not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this agreement, and shall not disclose such Confidential Information except:

(a) to a party’s professional advisers where such disclosure is for a purpose related to the operation of this agreement;

(b) with the written consent of such of the Company or the party or any member of its Group that the information relates to;

(c) as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory body or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible; or

(d) to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group.

17.4 Each party shall inform (and shall use all reasonable endeavours to procure that any Subsidiary and the Company shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

(a) to keep it confidential; and

(b) not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this agreement).

17.5 The provisions of this Clause 17 shall continue to apply after termination of this agreement for any cause.

18. ANNOUNCEMENTS

18.1 Subject to Clause 18.2, neither party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement without the prior written consent of the other party. The parties shall consult together on the timing, contents and manner of release of any announcement.

18.2 Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the party required to make the announcement shall promptly notify the other party. The party concerned shall make all reasonable attempts to agree the contents of the announcement before making it.

19. WARRANTY

Each party warrants and represents to the other party that:

(a) it is a corporation duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation (if applicable);

(b) it has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this agreement and such other agreements and arrangements referred to in this agreement; and

(c) the signing of this agreement and the performance of its obligations under this agreement and the other agreements and arrangements referred to in this agreement will not result in a breach of any other agreement or arrangement to which it is a party, nor give rise to any right of termination of any other agreement or arrangement to which it is a party.

20. FURTHER ASSURANCE

At its own expense each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other party may reasonably require from time to time for the purpose of giving full effect to this agreement.

21. ASSIGNMENT AND OTHER DEALINGS

21.1 Neither party shall assign, transfer, mortgage, charge, sub-contract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it) without the prior written consent of the other party.

21.2 Each party confirms that it is acting on its own behalf and not for the benefit of any other person.

22. EFFECTIVE DATE AND ENTIRE AGREEMENT

22.1 This agreement shall become effective upon the date of completion of the equity transfer of the Company and AICHE pursuant to the Share Purchase Agreement (Effective Date).

22.2 Except for the Share Purchase Agreement, the Investment Agreement and the Framework Agreement, this agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous arrangements, understandings or agreements between them relating to their subject matter. The Original Shareholders Agreement shall expire upon the Effective Date of this agreement.

22.3 Each party acknowledges that in entering into this agreement, it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty that is not set out in this agreement.

22.4 Nothing in this clause shall limit or exclude any liability for fraud and/or willful misconduct.

22.5 If there is any difference, controversy, conflict or discrepancy between this agreement and the Framework Agreement, the Framework Agreement shall prevail.

22.6 This agreement shall continue to be valid to the extent permitted by applicable laws and regulations and listing rules after the shares of the Company has been transferred to other investors or the Listing of the Company has been completed. However, in order to comply with applicable laws, regulations and listing rules and to have this agreement give effect, when necessary, the parties may revise, or enter into a memorandum in relation to, this agreement after faithful negotiation. For such purpose, after the Listing of the Company has been completed, the Founders and AB7 shall discuss in good faith any revision of this agreement.

23. VARIATION AND WAIVER

23.1 No variation of this agreement shall be effective unless it is in writing and signed by the parties.

23.2 A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

23.3 A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

23.4 A person that waives any right or remedy provided under this agreement or by law in relation to one (1) person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

24. COSTS

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution, registration and performance of this agreement.

25. NO PARTNERSHIP OR AGENCY

Nothing in this agreement is intended to, or shall be deemed to, establish any partnership between the parties or constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

26. GOOD FAITH

26.1 All transactions entered into between either party or any company Controlled by it and the Company shall be conducted in good faith and on the basis set out or referred to in this agreement or, if not provided for in this agreement, as may be agreed by the parties and, in the absence of such agreement, on an arm’s length basis.

26.2 Each party shall at all times act in good faith towards the other and shall use all reasonable endeavours to ensure that this agreement is observed.

26.3 Each party shall do all things necessary and desirable to give effect to the spirit and intention of this agreement.

27. NOTICES

27.1 A notice given to a party under or in connection with this agreement:

(a) shall be in writing in the English language;

(b) shall be signed by or on behalf of the party giving it;

(c) shall be sent to the relevant party for the attention of the contact and to the address or fax number specified in Clause 27.2, or such other address, fax number or person as that party may notify to the other in accordance with the provisions of this Clause 27; and

(d) shall be:

(i) delivered by hand; or

(ii) sent by fax; or

(iii) sent by pre-paid first class post or another next working day delivery service [providing proof of [postage OR delivery]], recorded delivery or special delivery; or

(iv) sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent).

(e) is deemed received as set out in Clause 27.4.

27.2 The addresses, e-mail address and fax numbers for service of notices are:

(a)AB7

(i) address: the registered office

(ii) for the attention of: Ryo Okubo

(iii) e-mail address: *******************

(b) Mr. Jiang

(i) address: No.101, building66, Jinxiushanhe Community Hongmian Road No. 3 Songshan lake Science and Technology Industrial Zone Dongguan City Guangdong China

(ii) for the attention of: Haitao JIANG

(iii) e-mail address: *******************

(c) Ms. Zhong

(i) address: No.101, building66, Jinxiushanhe Community Hongmian Road No. 3 Songshan lake Science and Technology Industrial Zone Dongguan City Guangdong China

(ii) for the attention of: Lianhua ZHONG

(iii) e-mail address: *******************

(d) BVI-1

(i) address: the registered office

(ii) for the attention of: Haitao JIANG

(iii) e-mail address: *******************

(e) BVI-2

(i) address: the registered office

(ii) for the attention of: Lianhua ZHONG

(iii) e-mail address: *******************

(f) the Company

(i) address: to the address shown alongside its name in Schedule 2.

(ii) for the attention of: Haitao JIANG

(iii) e-mail address: *******************

27.3 A party may change its details for service of notices as specified in Clause 27.2 by giving notice to the other party. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a) the date (if any) specified in the notice as the effective date for the change; and

(b) five (5) Business Days after deemed receipt of the notice.

27.4 Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a) if delivered by hand, on signature of a delivery receipt;

(b) if sent by fax, at the time of transmission;

(c) if sent by pre-paid first class post or another next working day delivery service, at 9.00 am on the second Business Day after posting;

(d) if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting;

(e) if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt;

(f) if sent by e-mail, at the time of transmission; and

(g) if deemed receipt under the previous paragraphs of this Clause 27.4 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

27.5 To prove service, it is sufficient to prove that:

(a) if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;

(b) if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

(c) if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

(d) if sent by e-mail, the notice was properly addressed and sent to the e-mail address of the recipient.

27.6 This Clause 27 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

28. SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

29. THIRD PARTY RIGHTS

29.1 This agreement is made for the benefit of the parties and their successors and permitted assigns and is not intended to benefit, or be enforceable by, anyone else.

29.2 The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

30. COUNTERPARTS

30.1 This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one (1) agreement.

30.2 Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by:

(a) fax; or (b) e-mail (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

30.3 No counterpart shall be effective until each party has executed and delivered at least one (1) counterpart.

31. RIGHTS AND REMEDIES

31.1 The rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

31.2 Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this agreement by that party. Accordingly, the other party shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

32. LANGUAGE

32.1 This agreement is drafted in the English language.

32.2 Any notice given under or in connection with this agreement shall be in English. All other documents provided under or in connection with this agreement shall be in the English Language.

32.3 The English language version of this agreement and any notice or other document relating to this agreement shall prevail if there is a conflict except where the document is a constitutional, statutory or other official document.

33. GOVERNING LAW AND JURISDICTION

33.1  This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Singapore.

33.2 Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. Any dispute arising out of or in connection with this agreement, first of all, shall be settled through good faith consultation; provided, however, that such consultation shall not preclude the application for the arbitration with the aim of resolving the dispute through arbitration as set forth in the preceding sentence.

This agreement has been entered into on the date stated at the beginning of it.

IN WITNESS WHEREOF, each of the Parties has caused this agreement to be executed on its behalf by its duly authorized representative as of the day and year first above written.

SIGNED by /s/ Haitao Jiang	)

for and on behalf of	)

Car House Holding Co., Ltd.

SIGNED by /s/ Kiomi KOBAYASHI	)

as Representative Director and Chief Executive Officer,

for and on behalf of	)

Autobacs Seven Co., Ltd.

SIGNED by /s/ Haitao Jiang	)

for and on behalf of	)

Ocean Wave Holding Limited

SIGNED by /s/ Lianhua Zhong	)

for and on behalf of	)

Lotus Ray Holding Limited

SIGNED by /s/ Haitao Jiang	)

for and on behalf of	)

Mr. Jiang Haitao

SIGNED by /s/ Haitao Jiang	)

for and on behalf of	)

Ms. Zhong Lianhua

SCHEDULE 1

Part 1

AB 7

Name and registered official address	Number of ordinary shares at the date of this agreement
Autobacs Seven Co., Ltd.	0
NBF Toyosu Canal Front, 5-6-52, Toyosu, Koto-ku, Tokyo

Part 2

The Founders

Name and identification number	Mr. Jiang Haitao *****************
Name and identification number	Ms. Zhong Lianhua *****************

Part 3

Other Shareholders

Name and registered official address OCEAN WAVE HOLDING LIMITED Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	Number of ordinary shares at the date of this agreement 48,000
Name and registered official address LOTUS RAY HOLDING LIMITED Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	Number of ordinary shares at the date of this agreement 2,000

SCHEDULE 2

Part 1

Particulars of the Company

Registered number:	2001378

Status:	Private limited company

Registered office:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Representative Director:	Haitao JIANG

Accounting reference date:	June 30 each year

Issued share capital:	50,000 ordinary shares of USD 1.00 each

Part 2

Particulars of HK Co

Registered number:	2780456
Status:	Private limited company

Registered office:	Room 1106, Cheuk Nang Centre, 9 Hillwood Road, Tsim Sha Tsui, Kowloon, Hong Kong

Representative Director:	Haitao JIANG

Accounting reference date:	December 31 each year

Issued share capital:	10,000 ordinary shares of USD 1.00 each

Particulars of the AICHE

Registered number:	91441900764929776P

Status:	Private limited company
Registered office:	Building 3, No. 16, Science and Technology 4 Road, Songshanhu High-tech Industrial Development Zone, Dongguan City, GUANGDONG CHINA
Representative Director:	Haitao JIANG
Accounting reference date:	December 31 each year
registered capital	RMB 42.501.522

SCHEDULE 3

MATTERS RESERVED FOR SHAREHOLDER APPROVAL

(a) Forming subsidiaries or branches of the Company or any of its Subsidiaries.

(b) Dissolving or liquidating the Company or any of its Subsidiaries.

(c) Filing petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, company reorganization proceedings, special liquidation or similar legal insolvency proceedings for the Company or any of its Subsidiaries.

(d) Issuing new shares of the Company or any of its Subsidiaries; granting any right (including option) which would entitle the grantee to subscribe for the shares of the Company or any of its Subsidiaries and obtain the delivery of the securities of such shares, so long as making request to the Company or its Subsidiaries; entering into, amending, or terminating any contracts in relation to the issuance of new shares by the Company or any of its Subsidiaries or any other matters which would influence the percentage of holding shares of BVI-1, BVI-2 or AB7 in the Company.

(e) Determining the number of shares to be newly issued by the Company or sold by the selling shareholders in connection with the Listing, or the price or other relevant terms and conditions thereof; applying for the listing or trading of any shares or debt securities of the Company on any stock exchange or market other than NASDAQ.

(f) Varying in any respect the memorandum and articles of association of the Company or any of its Subsidiaries or the rights attaching to any of its shares.

(g) Deciding remuneration packages of the directors and supervisors (if any) of the Company or any of its Subsidiaries.

(h) Establishing or amending any profit-sharing, share option, bonus or other incentive scheme of any nature for directors, officers or employees of the Company or any of its Subsidiaries.

(i) Closing down any business operation or disposing of or diluting any interest of the Company in any of its Subsidiaries for the time being.

SCHEDULE 4

MATTERS RESERVED FOR MAJORITY BOARD RESOLUTION

(a) Declaring or paying any dividend that exceeds in any year thirty (30)% of AICHE’s post-tax distributable profits as shown by the audited accounts for that year, or making distribution out of the surplus reserves of AICHE, provided that, the dividend payout ratio of that Financial Year exceeds thirty (30)%.

(b) Acquiring or disposing of assets of the Company or any of its Subsidiaries having a single or aggregate value in excess of RMB six (6) million.

(c) Making any borrowing or owing any other liabilities which would cause the Company or any of its Subsidiaries incur debts having an aggregate value in excess of RMB six (6) million, giving any guarantee, suretyship or indemnity to secure the liability of any person or assume the obligations of any person by the Company or any of its Subsidiaries, or creating or permitting to be created any mortgage, charge, encumbrance or other security interest whatsoever on any asset or shares of the Company or any of its Subsidiaries.

(d) Entering into, amending, or terminating any material contracts which would involve the Company or any of its Subsidiaries in annually paying consideration having a value in excess of RMB three (3) million.

(e) Transferring, granting any rights in or over, abandoning, creating Encumbrance on, or otherwise disposing of, any Intellectual Property owned or used by the Company or any of its Subsidiaries.

(f) Investing in, taking over, amalgamating or merging with any other company, or business transferring or undertaking by the Company or any of its Subsidiaries.

(g) Deciding any material business plan or investment plan, engaging in any new business project other than the Business, or varying in any material respect of, suspending or stopping any existing business, which involve the Company or any of its Subsidiaries.

(h) Entering into, amending, or terminating any contracts in relation to the investment of the Company or any of its Subsidiaries to any other legal persons.

(i) Entering into any arrangement, contract or transaction outside the normal course of the Business of the Company or any of its Subsidiaries or otherwise than on arm’s length terms.

(j) Designating one (1) or more committees of directors and delegating one (1) or more of the powers of directors to the committee.

(k) Appointing or removing an agent of the Company, or revoking or varying a power conferred on an agent of the Company.

(l) Adopting or amending the annual budgets or Business Plan of the Company or any of its Subsidiaries.

SCHEDULE 5

MATTERS REUIRE PRIOR CONSULTANCE WITH AB7 OR AB7 DIRECTOR

(a) Matters set out in Schedule 3 and Schedule 4.

(b) Amending the material rules of the Company or any of its Subsidiaries.

(c) Appointing or removing any BVI-1 Directors or any director of any Subsidiary of the Company appointed by BVI-1.

(d) Matters in relation to the Listing (including but not limited to the listing time, underwriters, and auditing companies).

(e) Any other matters that have or upon reasonable consideration may have a material adverse effect on the operation, asset or financial status, operating results, or profit and loss plan of the Company or any of its Subsidiaries.